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                                                                    EXHIBIT 99.1

                        [VIEWCAST CORPORATION LETTERHEAD]

                                                                    News Release


              VIEWCAST ANNOUNCES THE RESIGNATION OF DAVID C. TUCKER
                           FROM THE BOARD OF DIRECTORS

DALLAS (Feb. 22, 2002) - ViewCast Corporation (NASDAQ: VCST), the video communications leader, today announced that David C. Tucker has stepped down from his position on the ViewCast board of directors. His resignation was effective February 22, 2002.

Mr. Tucker, who has served on the ViewCast board since August 2000, made the decision to step down from the board as his current duties as an executive of Cisco Systems may present a conflict of interest in the future. His extensive knowledge and guidance within telecommunications and technology has been a valuable asset to ViewCast's operations.

"It has been a pleasure actively participating on the board of ViewCast, and having the opportunity to work with their talented group of professionals," said Mr. Tucker. "I have confidence that the board of directors and management team have the experience and ability to successfully guide the company now and in the future"

"David has been one of the key leaders in the growth and success of our business since 2000," commented George Platt, ViewCast president and chief executive officer. "His contributions and expertise will be greatly missed. We wish him all the best in the future. We have identified potential candidates to fill his seat on the board and will announce a new director when appropriate."

ABOUT VIEWCAST CORPORATION
ViewCast develops products and services that provide video networked solutions. ViewCast maximizes the value of video through its core businesses: Osprey(R) Video provides the streaming media industry's de facto standard capture cards; ViewCast Systems integrates turnkey streaming and video distribution systems; and ViewCast Online delivers complete B2B solutions and video delivery for online video communications. From streaming digital video on the Internet to distribution of broadcast-quality video throughout the corporate enterprise, plus comprehensive "click, create and view" video software applications, ViewCast provides the complete range of video solutions.

Visit the company's Web site (http://www.viewcast.com) for more information.

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued significant losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents and avoid infringing upon third parties' patents. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the Company's Prospectus filed on July 14, 2000 and its reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission. All trademarks are property of their respective holders.


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